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EXHIBIT 5

May 27, 2004

Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA 90210

Re:
Registration Statement on Form S-8

Ladies and Gentlemen:

        I am Executive Vice President and General Counsel of Hilton Hotels Corporation (the "Company"). At your request, I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 30,000,000 shares of Common Stock, par value 2.50 per share (the "Shares"), of the Company, issuable pursuant to the Company's 2004 Omnibus Equity Compensation Plan (the "Plan").

        I am familiar with the proceedings to be undertaken in connection with the authorization and issuance of the Shares under the Plan. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion. I am admitted to practice in the State of California and am not admitted to practice in the State of Delaware. However, for the limited purposes of my opinion set forth below, I am generally familiar with the Delaware General Corporation Law (the "DGCL") as presently in effect and have made such inquiries as I consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

        Based upon the foregoing, I am of the opinion that the Shares originally issued by the Company to participants under the Plan will be, when issued in accordance with the terms of the Plan, duly authorized, validly issued, fully paid and nonassessable.

        I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein under the caption "Item 5. Interests of Named Experts and Counsel." In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,
/s/ MADELEINE A. KLEINER
Madeleine A. Kleiner Executive Vice President and General Counsel

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  EXHIBIT 5